                                                         EXHIBIT 11

                         WILLBROS GROUP, INC.
     COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE
          (In thousands, except share and per share amounts)
                             (Unaudited)


                             Three Months Ended         Six Months Ended
                                  June 30,                  June 30,
                           -----------------------   ----------------------
                              1997         1996         1997         1996
                           ----------   ----------   ----------   ---------

PRIMARY

Net income                 $    3,025   $    1,386   $    5,479   $    3,430
Preferred dividends                 -         (724)           -       (1,448)
                           ----------   ----------   ----------   ----------

Net income applicable to
 common shares             $    3,025   $      662   $    5,479   $    1,982
                           ==========   ==========   ==========   ==========


Weighted average number
 of common and common
 equivalent shares
 outstanding               14,389,572   13,717,080   14,387,776   13,732,040

Adjustment to reflect
 common shares issued
 during the twelve
 months prior to the
 initial public offer-
 ing, as outstanding
 for all periods
 presented using the
 "treasury stock"
  method                            -      136,354            -      258,281
                           ----------   ----------   ----------   ----------

Weighted average number
 of common and common
 equivalent shares out-
 standing                  14,389,572   13,853,434   14,387,776   13,990,321
                           ==========   ==========   ==========   ==========


Income per common and
 common equivalent
 share:

Net income                 $      .21   $      .10   $      .38   $      .24
                           ==========   ==========   ==========   ==========

Net income applicable
 to common shares          $      .21   $      .05   $      .38   $      .14
                           ==========   ==========   ==========   ==========

There is no significant difference between primary and fully diluted income per share.